UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 25, 2021

NXP Semiconductors N.V.
(Exact name of Registrant as specified in charter)

Netherlands	001-34841	98-1144352
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

60 High Tech Campus
Eindhoven
Netherlands	5656 AG
(Address of principal executive offices)	(Zip code)

+31	40	2729999
(Registrant’s telephone number, including area code)

NA
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Number of each exchange on which registered
Common shares, EUR 0.20 par value	NXPI	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

(§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).
                                        Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act      ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 25, 2021, NXP USA, Inc. (“NXP USA”), a wholly owned subsidiary of NXP Semiconductors N.V. (the "Company"), entered into an employment agreement (the “Employment Agreement”) with Jennifer Wuamett, the Company’s Executive Vice President and General Counsel. The Employment Agreement documents the terms and conditions of Ms. Wuamett’s employment as Executive Vice President and General Counsel, a position she has held since September 1, 2018. Under the terms of the Employment Agreement, Ms. Wuamett’s base salary is set at $515,000 and is subject to annual review whether any increase to the base salary shall be made. Her annual incentive target is set at 80% of her base salary, and Ms. Wuamett will continue to remain eligible to participate in all employment benefit plans, policies and programs applicable to other NXP executives and officers. Either Ms. Wuamett or NXP USA may terminate Ms. Wuamett’s employment for any reason upon 3 months’ written notice and NXP USA may terminate her employment immediately under certain conditions involving misconduct. In the event that NXP USA terminates Ms. Wuamett’s employment absent certain conditions involving misconduct, Ms. Wuamett is entitled to receive a lump sum cash severance payment of one year’s base salary and pro rata payment of the annual incentive bonus for the period that Ms. Wuamett performed actual work, to the extent the conditions for a bonus payout have been met. In the event Ms. Wuamett’s employment is terminated within twelve months following a change of control or if Ms. Wuamett resigns for “good reason”, in either case not under certain conditions involving misconduct, then Ms. Wuamett is entitled to the change of control arrangements approved from time to time by the Company’s Compensation Committee, which currently provide a severance payment of 24 months base salary and target bonus and 12 months of benefits continuation. All severance payments are contingent on Ms. Wuamett signing and not revoking a release of claims. Ms. Wuamett is subject to non-competition and non-solicitation restrictions for 12 months and customary prohibitions on disclosing confidential information following the termination of her employment for any reason.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

Item 8.01 Other Events.

On August 26, 2021, the Board of Directors of the Company approved the payment of an interim dividend for the third quarter of 2021 of $0.5625 per ordinary share. The interim dividend will be paid on October 6, 2021 to shareholders of record as of September 15, 2021. Additionally, the Board of Directors of the Company approved a $2 billion expansion of its 2021 share repurchase program. The new $2 billion share repurchase authorization is in addition to the approximately $380 million remaining for repurchase under the previously authorized share repurchase programs.

A copy of the Company's press release announcing the dividend payment and share repurchase program is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement dated August 25, 2021 between NXP USA, Inc. and Jennifer Wuamett

99.1	Press release dated August 26, 2021 entitled: “NXP Semiconductors Announces Quarterly Dividend and Expansion of the 2021 Share Repurchase Program”

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NXP Semiconductors N.V.

By: /s/ Dr. Jean A.W. Schreurs
Name: Dr. Jean A.W. Schreurs
Title: SVP and Chief Corporate Counsel
Date: August 26, 2021